UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AFFYMETRIX, INC.

3420 Central Expressway

Santa Clara, California 95051

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 24, 2016

This is a supplement to the proxy statement dated February 24, 2016 (the “proxy statement”) of Affymetrix, Inc. (“Affymetrix,” “we,” “our” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Affymetrix, 3380 Central Expressway, Santa Clara, California 95051, on March 24, 2016 at 9:00 a.m., local time. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 8, 2016, among Affymetrix, Thermo Fisher Scientific Inc. (“Thermo Fisher”), and White Birch Merger Co., a wholly owned subsidiary of Thermo Fisher (“merger sub”), as it may be amended from time to time (the “merger agreement”), pursuant to which merger sub will be merged with and into Affymetrix, with Affymetrix surviving the merger as a wholly owned subsidiary of Thermo Fisher (the “merger”); (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal” of the proxy statement. The Affymetrix Board of Directors (the “Board”) previously established February 18, 2016 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Board approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Affymetrix. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND FOR THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 15-16 OF THE PROXY STATEMENT.

Supplemental Disclosures

In light of recent developments, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein is more current. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. The additional disclosures are as follows:

(1) Supplement to “The Questions and Answers About the Merger”

The following disclosure supplements and is to be inserted after the thirty-ninth paragraph under the section “The Questions and Answers About the Merger” on page 4 of the proxy statement.

Q: Why did the Board decide to reject the proposal from Origin Technologies Corporation, LLC (“Origin”)?

A: The Board considered and evaluated the proposal from Origin (the “Origin Proposal”), along with input from its financial and legal advisors, and concluded the Origin Proposal did not constitute, and could not reasonably be expected to lead to, a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”). The Board concluded that the indicated financing of $1.5 billion would be inadequate to fund a transaction at $16.10 per share. In light of the funding shortfall, the Board did not consider other aspects of the Origin Proposal.

Please see the section of this proxy statement titled “The Merger—Background of the Merger” for more information.

(2) Supplement to “The Merger—Background of the Merger”

The following disclosure supplements and is to be inserted after the thirty-second paragraph under the heading “Background of the Merger” on page 22 of the proxy statement.

On March 18, Affymetrix received an unsolicited written non-binding proposal from Origin to acquire all outstanding shares of Affymetrix for $16.10 per share in cash, subject to the completion of due diligence and the negotiation of a definitive merger agreement.

Origin appears to be a newly-formed shell entity with no assets of which Affymetrix is aware, and whose sole source of funding for the proposed transaction is $1.5 billion in potential financing commitments.

In compliance with its obligations under the merger agreement, Affymetrix provided notice to Thermo Fisher on March 18 of the receipt of the unsolicited Origin Proposal, including a copy of the Origin Proposal.

The Origin Proposal indicates that Origin would treat all outstanding stock options and restricted stock units in the same manner as under the merger agreement with Thermo Fisher. Specifically, (i) vested stock options would be cashed out upon the closing of the proposed transaction with Origin and (ii) unvested stock options and unvested restricted stock units would be assumed and substituted with cash awards based on a price per share of $16.10 with the same vesting, settlement and delivery schedule as the unvested stock options or unvested restricted stock units that they would replace. The Origin Proposal also provides for the repayment in full of Affymetrix’ obligations under its existing credit agreement and satisfaction in full of Affymetrix’ obligations to the holders of the convertible notes.

In connection with the Origin Proposal, Origin provided a letter from SummitView Capital containing details of its intended financial commitment of $1.5 billion. Under the Origin Proposal, in connection with the entry into a definitive agreement with Affymetrix, Origin would pay Affymetrix the $55.0 million termination fee that would be payable to Thermo Fisher under the merger agreement. The Origin Proposal also indicates Origin’s willingness to agree to a $75.0 million reverse termination fee, supported by a letter of credit.

On March 18 and 20, the Board, with financial and legal advisors present, met to review and discuss the Origin Proposal. Davis Polk reviewed fiduciary duty considerations and outlined Affymetrix’ principal obligations under the merger agreement. Among other things, the Board discussed that in the fall of 2015, Affymetrix’ management had preliminary discussions with individuals, some of whom have subsequently become principals and potential backers of Origin, and provided only publicly available materials. In November 2015, those individuals were invited to submit a written proposal if they had a serious interest in a strategic transaction with Affymetrix. Affymetrix received no such proposal from such individuals until Origin’s unsolicited proposal on March 18.

On March 19, Affymetrix received a letter from Thermo Fisher indicating Thermo Fisher’s belief that the Origin Proposal could not be reasonably be expected to lead to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”) and that the merger with Thermo Fisher remains in the best interests of Affymetrix stockholders.

On March 20, Morgan Stanley presented to the Board its analysis of the Origin Proposal and related sources and uses, and its conclusion, based on publicly available information, that the indicated financing of $1.5 billion in connection with the Origin Proposal would be inadequate to fund a transaction at $16.10 per share. Given the amounts required to be paid in respect of existing shares, employee equity arrangements, existing convertible notes and credit facility, and anticipated transaction expenses, including a termination fee payable to Thermo Fisher, the Board concluded that the $1.5 billion potential financing falls materially short of the funds that would be required to complete the transaction. The Morgan Stanley analysis was based upon Affymetrix’ publicly available information. Morgan Stanley’s calculation of the cash required to complete the transaction reflected in the Origin Proposal made assumptions concerning (i) the amount of cash from Affymetrix that would be available to be used, (ii) the estimated transaction fees and expenses for both parties, (iii) the timing of payments with respect to the satisfaction of Affymetrix employee equity plans, (iv) the payment of the existing credit facility and (v) the termination fee due to Thermo Fisher. The analysis concluded that the cash shortfall was materially in excess of $100 million using even the most favorable assumptions, and the shortfall could be significantly higher. Moreover, the Origin Proposal does not mention any additional sources of funding or provide any indication of any assets in the newly-formed shell entity Origin.

Following discussion, the Board concluded that the Origin Proposal did not constitute, and could not reasonably be expected to lead to, a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”). In light of the funding shortfall, the Board did not consider other aspects of the Origin Proposal.

The Affymetrix Board continues to recommend to its stockholders the adoption of the merger agreement with Thermo Fisher. As of this date, Affymetrix is not making an Adverse Recommendation Change; specifically, the Board is not failing to make, withdrawing or modifying the Company Board Recommendation, is not recommending the proposal from Origin, and is not proposing to do any of the foregoing, and the Board recommends against the proposal from Origin.

(3) Supplement to “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger”

The following disclosure supplements and is to be inserted after the sixth bullet of the second paragraph under the heading “The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” on page 24 of the proxy statement.

•	Origin Proposal. The Board considered and evaluated the proposal from Origin, along with input from its financial and legal advisors, and concluded the Origin Proposal did not constitute, and could not reasonably be expected to lead to, a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”). The Board concluded that the indicated financing of $1.5 billion would be inadequate to fund a transaction at $16.10 per share. In light of the funding shortfall, the Board did not consider other aspects of the Origin Proposal.

By Order of the Board of Directors,

/s/ Siang Chin
Siang Chin
Senior Vice President, General Counsel and Secretary
Santa Clara, California
March 21, 2016

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